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                                                                    EXHIBIT 23.4

                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Registration Statement of The Titan Corporation on Form S-4 of our report dated May 11, 2001, incorporated by reference in the Current Report on Form 8-K/A of The Titan Corporation dated August 4, 2001 and contained in Post-effective Amendment No. 1 to Registration Statement No. 333-64768 of The Titan Corporation on Form S-4 insofar as such report relates to the financial statements of Datron Systems Incorporated as of March 31, 2001 and for the year then ended.

We also consent to the reference to us under the heading "Experts" in this Registration Statement.

/s/ Deloitte & Touche LLP

San Diego, California
October 3, 2001